U.S. Securities and Exchange Commission
                       Washington, D.C. 20549

                               FORM 8-K

                            CURRENT REPORT
                Pursuant to Section 13 or 15(d) of the
                   Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  April 12, 2001

                            RENTECH, INC.
       (Exact name of registrant as specified in its charter)

Colorado                        0-19260                     84-0957421
(State of incorporation)  (Commission File Number)       (IRS Employer
                                                    Identification No.)

1331 17th Street, Suite 720, Denver, Colorado 80202              80202
(Address of principal executive offices)                     (Zip Code)

                            (303) 298-8008
        (Registrant's telephone number, including area code)

                                 N/A
   (Former name or former address, if changed since last report)


Item 5.  Other Events.

    Rentech is beginning the second phase of an engineering study for a major chemical company that is considering using Rentech gas-to-liquids technology to convert industrial off-gas into GTL products. The purpose of this study is to provide more detailed engineering requirements and to identify markets and sales prices for the products. The products under consideration are clean-burning diesel fuel, naphthas used for making gasoline and jet fuel, and petrochemical feedstocks. The products of Rentech's GTL process contain no sulfur or aromatics.

     The first phase of the study was completed in March 2001. Rentech estimates that this second phase of the study will take approximately 60 to 90 days to complete.

     Rentech believes that this study involving industrial off-gas highlights the diverse abilities of Rentech's gas-to-liquids process and the flexibility of its iron-based catalyst that enables it to be used with various carbon-bearing materials. Rentech anticipates that the high cost of natural gas in the United States and other developed countries will direct the attention of the energy industry to Rentech's process.
It has the advantage of being able to convert less expensive sources of feedstock, such as industrial off-gas, coal and refinery bottoms into sulfur-free GTL fuels and other biodegradable products. Other GTL providers do not offer to convert these materials.

     Certain portions of this release may contain forward-looking statements within the meaning of the federal securities laws. Any number of important factors could cause actual results to differ materially from




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those in the forward-looking statements.  These include market acceptance of Rentech's GTL technology, availability of necessary financing, ability to economically construct, retrofit and operate plants using the technology, and profitable marketing of the liquid hydrocarbon products. For more information concerning factors that could cause such a difference, see the Company's annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. Although Rentech believes its statements to be reasonable, investors are cautioned that such forward-looking statements involve risk and uncertainties. Rentech undertakes no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


                                SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    RENTECH, INC.


                               By:  (signature)
                                    ------------------------------------
                                    Dennis L. Yakobson, President

Date: April 12, 2001